Exhibit 99

               BANKRUPTCY COURT CONFIRMS US AIRWAYS REORGANIZATION PLAN

                                  Company Set to Emerge from Chapter 11 on March 31, 2003

       ARLINGTON, Va., March 18, 2003 -- Following a strong vote of approval by the company's creditors, the U.S. Bankruptcy Court today confirmed US Airways' plan of reorganization, allowing the company to continue on its path to a March 31, 2003, emergence from Chapter 11.

       Judge Stephen S. Mitchell of the U.S. Bankruptcy Court of the Eastern District of Virginia for Alexandria ruled that all necessary requirements have been met to implement its reorganization. Yesterday, the company reported that all necessary creditor classes of all eight debtors in the Chapter 11 cases had voted to accept the reorganization plan. The acceptance rate by claim holders voting was 80.77 percent and by claim amount voting was 81.18 percent, well above the required vote needed for approval.

       "With the nation on the verge of war and the economy impacted by geopolitical uncertainties, the court's approval today is absolutely critical to our efforts to complete our restructuring by March 31," said US Airways President and Chief Executive Officer David N. Siegel. "Only upon emergence from Chapter 11 protection can we access the $1 billion loan from the Air Transportation Stabilization Board (ATSB) and the new equity investment of $240 million from the Retirement Systems of Alabama (RSA). This new injection of capital is essential so that we can ride out the impact of war and economic turbulence, and implement our new business plan."

       Siegel said that the company's full attention will focus on completing the remaining tasks of its restructuring prior to emerging from Chapter 11, including:

           -  Resolve all remaining issues with the Air Line Pilots Association on the pilot pension plan and secure approval from the Pension Benefit Guaranty Corporation (PBGC) and the bankruptcy court;

           -  Finalize a new agreement with one of the banks that has expressed interest in processing the company's credit card transactions;

           -  Close on the ATSB loan and the new equity investment from RSA.

       Siegel expressed his ongoing appreciation to the airline's employees, customers and business partners for supporting the company's restructuring, allowing it to complete its Chapter 11 reorganization in less than seven months.

       US Airways is the nation's seventh largest airline and serves nearly 200 destinations in the U.S., Canada, Mexico, Europe and the Caribbean. US Airways filed for Chapter 11 protection on Aug. 11, 2002, to complete its financial restructuring and has kept to a fast-track timetable to emerge from bankruptcy on March 31, 2003.

Certain of the information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the company's current views with respect to current events and financial performance. Such forward looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility and any exit financing facilities that become effective following consummation of the Amended Plan; the company's ability to obtain court approval with respect to motions in the Chapter 11 cases prosecuted by it from time to time; the ability of the company to confirm and consummate the Amended Plan and the transactions contemplated by it; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the company's liquidity or results of operations; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing costs; aviation fuel costs; securities.

NUMBER: 4505